Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated April 2, 2025, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Sportsman’s Warehouse Holdings, Inc. on Form 10-K for the year ended February 1, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of Sportsman’s Warehouse Holdings, Inc. on Forms S-8 (File Nos. 333-195338, 333-206632, 333-233569, 333-275199 and 333-279974).

/s/ GRANT THORNTON LLP

Salt Lake City, Utah

April 2, 2025